Exhibit 1.01

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Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

For Immediate Release

CDC Software’s MVI Applications Reduce Operating Costs for a Leading European Manufacturer of
Cakes and Desserts

Greencore Implements the MVI Real-Time Performance Management Solution for its Holistic
Approach to Operations Management

ATLANTA, Mar. 26, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a global provider of industry-specific enterprise software applications and consulting services, today announced the successful implementation of its MVI real-time performance management (RPM) suite of applications at Greencore Cakes & Desserts (“Greencore”), one of Europe’s leading providers of ambient cakes and desserts.

Greencore supplies major retailers and foodservice providers with a wide range of customer-brand and licensed cakes, desserts and puddings. Their $40 million manufacturing facility at Hull in the U.K. was opened in 2000 and was designed as a one-stop source for its customers, combining high volume production with premium hand-decorated products.

MVI’s RPM solution has already delivered a number of financial benefits including a five percent savings on direct labor costs at Greencore. According to David Gallagher, operations director at Greencore, the project is expected to show a return on investment in less than 12 months.

Greencore had developed a management system which includes an operational suite monitoring performance information and providing senior management with data needed to make week-to-week and month-to-month decisions. However, Greencore employees on the plant floor still lacked the operational information they needed to make real time decisions.

“What we were looking for was a system that was easy to use and would supply actionable information quickly, on the shop floor,” explained Gallagher. “We had a very strong opinion that the system needed to have a holistic approach which meant it had to connect the shop floor information to our management system. MVI met those requirements and it also is the most easy to use system I’ve ever seen.”

Gallagher added, “From what I’ve seen so far, I will probably quote this project as the best one I have ever managed as operations director of this company — and I’ve bought quite a lot of equipment! MVI RPM is certainly changing the working day for people here and I wholeheartedly endorse it.”

MVI RPM enables manufacturers to merge automated shop floor data, quality process control and manufacturing performance dashboards for improved visibility and continuous improvement campaigns supported by a Six Sigma process. With MVI, manufacturers have measured significant increases in production capacity and responsiveness to customers, as well as reductions in overhead and waste. The MVI applications directly complement CDC Software’s Ross Enterprise ERP (enterprise resource planning), SCM (supply chain management), and EPM (enterprise performance management) solutions. MVI applications are also ERP-agnostic, meeting the needs of process manufacturers regardless of the ERP systems they use. Currently, MVI is used in conjunction with most of the top-ten ERP systems worldwide

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About MVI RPM
MVI, is a suite of real time performance management solutions designed for Food and Beverage and consumer products manufacturers. These solutions enable manufacturers to merge automated shop floor data capture, quality process control and manufacturing performance dashboards with online improvement campaigns supported by Six Sigma. MVI provides manufacturers with real time performance visibility, automated quality control processes integrated into daily shop floor procedures, online continuous improvement campaign management, role-based action tracking, online ROI productivity tracking and strategic manufacturing analytics, such as OEE (Overall Equipment Effectiveness), cost per unit, and productivity. Two MVI customers were recently recognized for significant achievements in the Plant and Factory Improvement category at the prestigious 2006 Best of British Manufacturing IT Awards. For more information on MVI RPM, visit www.mvitechnology.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to reducing raw material and packaging waste, reducing overhead costs, increasing overall equipment effectiveness, and increase the number of units produced per man-hour and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of MVI solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing real time performance management solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.